Exhibit 99.1
The Ensign Group Expand into Colorado
DENVER, Colorado, February 3, 2009 – The Ensign Group, Inc. (NASDAQ: ENSG), announced today that it has expanded into Colorado by acquiring four long-term care facilities in the Denver metropolitan area. The facilities include Littleton Manor, a 35-bed skilled nursing facility in Littleton, Arvada Nursing Center, a 54-bed skilled nursing facility in Arvada, Julia Temple Center, a 128-bed skilled nursing facility in Englewood, and Chateau des Mons, a 48-bed assisted living facility in Englewood. The transfer was effective February 1, 2009.
“We are excited to extend our growing footprint into Colorado, and look forward to being a solid contributor to the Denver area’s vibrant healthcare community,” said Christopher Christensen, Ensign’s President and Chief Executive Officer. Noting that all four facilities have outstanding clinical histories, stable long-term staffs and excellent reputations in their communities, he called them “the perfect platform for establishing Ensign’s presence” in Colorado.
Ensign expects the newly-acquired facilities, which had a combined occupancy rate of approximately 86% at acquisition, to be accretive to earnings in 2009.
Ensign purchased the facilities from a not-for-profit corporation which had owned and operated them since 1990. Even though it was not the high bidder, Ensign was selected because its patient-centered operating philosophy most closely matched the seller’s, according to a spokesman for the seller. “We are pleased that the former owner would entrust its legacy of excellence to us, and we expect to grow and enhance that legacy,” said Mr. Christensen.
The flagship of the group, Julia Temple Center, was founded in 1921 as a residential treatment center for tuberculosis patients by Ms. Julia Temple, a nurse at nearby Swedish Hospital. Over time the Center grew and broadened its service offerings, becoming Colorado’s first dedicated Alzheimer’s care facility. The original facility was replaced by a new building in 1963, which has undergone several updates since then. Ensign is planning additional renovations, and also plans to continue serving Julia Temple Center’s unique resident base.
Mr. Christensen reconfirmed that Ensign is actively seeking additional opportunities to acquire both well-performing and struggling long-term care operations across the Western United States. The Colorado acquisitions bring Ensign’s growing portfolio to 69 facilities, 37 of which are Ensign-owned. Ensign affiliates hold purchase options on nine of the 32 leased facilities.
About Ensign™
The Ensign Group, Inc.’s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 69 facilities in California, Arizona, Texas, Washington, Utah, Idaho and Colorado. More information about Ensign is available at http://www.ensigngroup.net.
Contact Information
Gregory Stapley, Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net
SOURCE: The Ensign Group, Inc.